As filed with the Securities and Exchange Commission on March 28, 1997

                                                    Registration No. 333-_____
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                            AXENT TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                       2400 Research Boulevard, Suite 200
Delaware                  Rockville, Maryland 20850               87-0393420
                                (301) 258-5043
(State or other   (Address of principal executive offices)     (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation or
organization)
                            AssureNet Pathways, Inc.
                   Restated 1982 Stock Option Plan Assumed by
                            AXENT Technologies, Inc.
                            (Full title of the plan)

                                                                    Copy to:
JOHN C. BECKER                                      EDWIN M. MARTIN, Jr., ESQ.
President and Chief Operating Officer               NANCY A. SPANGLER, ESQ.
AXENT Technologies, Inc.                            Piper & Marbury L.L.P.
2400 Research Boulevard, Suite 200                  1200 Nineteenth Street, N.W.
Rockville, Maryland  20850                          Washington, D.C. 20036
(301) 258-5043                                      (202) 861-3900

 (Name, address and telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
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                                                  PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
   TITLE OF SECURITIES          AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING      REGISTRATION FEE
     TO BE REGISTERED           REGISTERED(1)           SHARE                 PRICE
   ----------------------       ------------      ------------------    ------------------      ----------------
Restated 1982 Stock Option          45,400             $8.00(2)            $363,200(2)            $110.06(2)
Plan
Common Stock (par value
$0.02 per share)

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(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Restated 1982 Stock Option Plan of AssureNet Pathways, Inc. by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee. The price of shares issued under outstanding options granted by AssureNet Pathways, Inc. under the Restated 1982 Stock Option Plan, and assumed by the Company, is computed on the basis of the weighted average exercise price.

     This Registration Statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents and information previously filed with the Securities and Exchange Commission (the "Commission") by AXENT Technologies, Inc. (the "Company") are hereby incorporated by reference in this Registration
Statement:

         (1) The Company's prospectus filed on March 11, 1997, pursuant to Rule 424(b), under the Securities Act of 1933, as amended (the "Securities Act"), containing audited financial statements for the Company's latest fiscal year ended December 31, 1996, as filed with the Commission.

         (2) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents required to be so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES. The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Counsel for the Company, Piper & Marbury L.L.P., Washington, D.C., has rendered an opinion to the effect that the Common Stock offered hereby is duly and validly issued, fully paid and nonassessable. Certain members of Piper & Marbury L.L.P., or investment partnerships of which such persons are partners, beneficially own approximately 500 shares of the Company's Common Stock.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and employees of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary, and the Registrant has entered into indemnification agreements with its directors and executive officers to that effect. Section 145 empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions and the Registrant maintains such insurance providing coverage of up to $7 million with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

               At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

ITEM 8.           EXHIBITS.  See Exhibit Index.

ITEM 9.           UNDERTAKINGS.

         (a)    The undersigned Registrant hereby undertakes:


                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, and the State of Maryland on this 25th day of March, 1997.

                                AXENT TECHNOLOGIES, INC.


                                By:   /s/ John C. Becker
                                  John C. Becker, President and Chief Operating
                                      Officer


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Each person whose signature appears below in so signing also makes, constitutes and appoints John C. Becker and Edwin M. Martin, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement on Form S-8, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


A MAJORITY OF THE BOARD OF DIRECTORS:

Signature                                        Title                                  Date

         /s/ Richard A. Lefebvre                 Chief Executive Officer,               March 24, 1997
--------------------------------------------     Chairman of the Board
         Richard A. Lefebvre                     and Director (Principal
                                                 Executive Officer)



         /s/ John C. Becker                      President, Chief Operating             March 25, 1997
-------------------------------------------      Officer and Director
          John C. Becker

         /s/ Robert B. Edwards, Jr.              Vice President and Chief               March 25, 1997
--------------------------------------------     Financial Officer
         Robert B. Edwards, Jr.                  (Principal Financial
                                                 and Accounting Officer)


         /s/ Gabriel A. Battista                     Director                           March 24, 1997
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         Gabriel A. Battista


         /s/ John F. Burton                          Director                           March 24, 1997
-------------------------------------------
         John F. Burton


         /s/ Richard A. Hosley II                    Director                           March 24, 1997
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         Richard A. Hosley II


         /s/ Jacqueline C. Morby                     Director                           March 24, 1997
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         Jacqueline C. Morby


                                                     Director                           March __, 1997
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         Arthur C. Patterson


         /s/ Richard W. Smith                        Director                           March 27, 1997
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         Richard W. Smith


                                  EXHIBIT INDEX

Exhibit
Number           Description

4.1 Amended and Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission (File No. 333-01368).

4.2 Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1996.

4.3            Amended  Agreement  and  Plan of  Merger  among  the  Registrant,
               Axquisition,  Inc.  and  AssureNet  Pathways,  Inc.,  dated as of
               January 6, 1997, and amended as of February 26, 1997, is incorporated by reference to the Registrant's Registration Statement on Form S-4, filed with the Securities and Exchange Commission (File No. 333-20207).

5.1            Opinion of Piper & Marbury L.L.P. (contains Consent of Counsel).

10.1           Restated 1982 Stock Option Plan of the AssureNet Pathways, Inc.

23.1           Consent of Counsel (contained in Exhibit 5.1).

23.2           Consent of Independent Accountants.

24.1           Power of Attorney (included in signature pages).